UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 7, 2014

Cleveland BioLabs, Inc.

(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street

Buffalo, NY 14203

(Address of Principal Executive Offices and zip code)

(716) 849-6810

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 7, 2014 Cleveland BioLabs, Inc. (the “Company”) adopted compensation arrangements pursuant to which its Chief Executive Officer, Yakov Kogan, Ph.D., and Chief Scientific Officer, Andrei Gudkov, Ph.D., D. Sci., each agreed to a 20% reduction in their original base salaries. In addition, both officers became eligible participants in the Company’s Severance Benefit Plan. These compensation arrangements became effective May 7, 2014.

Under the terms of the Severance Benefit Plan, each officer is entitled to certain benefits in the event of an involuntary termination of employment by the Company for a reason other than death, disability, or Cause (as defined in the plan) (a “Qualifying Termination”). In the event of a Qualifying Termination, each officer is entitled to a cash severance payment in an amount equal to 12 months of salary, measured at each officer’s respective base salary as of May 1, 2014. Additionally, the Company will pay the full amount of each officer’s premiums due under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period not to exceed 12 months. In addition, the Company will extend the exercise period of any vested stock for a period of 1 year from the officer’s last day of employment or until expiration of the stated term (whichever period is shorter), and options that would have vested during the 12 month period after the last day of employment shall immediately vest on the last day of employment. This description is qualified in its entirety by the terms and conditions of the Severance Benefit Plan, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)

Exhibit No.	Description

10.1	Cleveland BioLabs, Inc., Severance Benefit Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland BioLabs, Inc.

Date: May 13, 2014	By:	/s/ YAKOV KOGAN
	Name:	Yakov Kogan
	Title:	Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Cleveland BioLabs, Inc., Severance Benefit Plan